Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Experts” in the Prospectus, dated April 30, 2026, and included in this Post-Effective Amendment No. 2 to the Registration Statement (Form N-2, File No. 333-282845) of John Hancock Comvest Private Income Fund (the “Registration Statement”).

We also consent to the use of our report dated March 25, 2026, with respect to the consolidated financial statements of John Hancock Comvest Private Income Fund for the year ended December 31, 2025, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Miami, Florida

April 30, 2026